Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN

THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED

BECAUSE HORIZON THERAPEUTICS PLC HAS DETERMINED

THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD

LIKELY CAUSE COMPETITIVE HARM TO HORIZON

THERAPEUTICS PLC IF PUBLICLY DISCLOSED.

COMMERCIAL SUPPLY AGREEMENT

(DRUG PRODUCT)

THIS COMMERCIAL SUPPLY AGREEMENT (this “Agreement”) is entered into and effective this 18th day of November, 2018 (“Effective Date”) by and between Catalent Indiana, LLC (“Catalent”), an Indiana limited liability company with offices at 1300 South Patterson Drive, Bloomington, Indiana 47403, and Horizon Pharma Ireland Limited (“Client”), a company incorporated under the laws of Ireland with offices at Connaught House, 1 Burlington Road, Dublin 4, Ireland. In this Agreement, Catalent and Client each may be referred to individually as a “Party” and together as “Parties.”

RECITALS

WHEREAS, Catalent is a leading provider of advanced technologies, and development, manufacturing and packaging services, for pharmaceutical, biotechnology and consumer healthcare companies;

WHEREAS, Client develops, markets and sells pharmaceutical products;

WHEREAS, Client is the successor-in-interest to River Vision Development Corp. (“River Vision”) and Catalent is the successor-in-interest to Cook Pharmica LLC (“Cook”) under that certain Commercial Supply Agreement between River Vision and Cook dated July 7, 2016 (the “Prior CSA”);

WHEREAS, Client desires to have Catalent provide the Services (as defined below) set forth in this Agreement and any Plan (as defined below), and Catalent desires to provide such Services, all pursuant to the terms and conditions in this Agreement; and

WHEREAS, the Parties intend that this Agreement supersede and replace the Prior CSA as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

AGREEMENT

1.	Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:

1.1

“Affiliate” means, (a) with respect to Client or any third party, corporation, firm, partnership or other entity that directly or indirectly controls, is controlled by or is under common control with such entity; and (b) with respect to Catalent, Catalent, Inc. and any corporation, firm, partnership or other entity controlled by Catalent, Inc. For the purposes of this definition, “control” means the ownership of at least 50% of the voting share capital of an entity or any other comparable equity or ownership interest.

CONFIDENTIAL	Page 1 of 48

1.2

“Applicable Laws” means, (a) with respect to Client, (i) cGMP and (ii) all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in which Bulk Drug Substance or Product is produced, marketed, distributed, used or sold; and (b) with respect to Catalent, (i) cGMP and (ii) all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of the jurisdiction in which Catalent Produces the Product.

1.3

“Batch” means a specific quantity of a Product comprising a number of Units mutually agreed upon between Client and Catalent, and that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced according to a single manufacturing order during the same cycle of Production.

1.4	“Batch Record Package” has the meaning stated in the Quality Agreement.

1.5	“BLA” means a Biologic Licensing Application.

1.6	“Bulk Certificate of Analysis” means a document certifying that Bulk Drug Substance meets all Product Specifications and that the Bulk Drug Substance was manufactured in accordance with CGMPs.

1.7	“Bulk Drug Substance” means the bulk form of the active ingredient identified in the applicable Plan that is used in the Production of Product.

1.8	“Business Review Committee” has the meaning set forth in Section 3.15.

1.9	“Catalent Confidential Process Information” means Catalent’s standard operating procedures, In-Process Data and non-public information relating to Catalent Intellectual Property Rights.

1.10

“Catalent Improvements” means an Invention that is created or conceived by Horizon (whether solely or jointly with Catalent) and which is an improvement, enhancement or modification specific to any of Catalent’s proprietary processes, methods, techniques, materials or equipment for formulating, filling, inspecting, labelling or testing biological products.

1.11

“Catalent Intellectual Property Rights” means (a) all patent and any other intellectual property rights owned or controlled by Catalent or its Affiliates as of the Effective Date; (b) those patent and any other intellectual property rights owned or controlled by Catalent or its Affiliates as of the Effective Date that are further developed or refined in the course of Production; (c) Project Inventions and Catalent Improvements; and (d) those intellectual property rights that are developed by Catalent or its Affiliates outside the performance of the Production

CONFIDENTIAL	Page 2 of 48

and without the use of Client Confidential Information or Client Intellectual Property Rights and include without limitation, those which claim, cover or relate to any method, process, know-how, trade secret or other technology owned or controlled by Catalent or its Affiliates that Catalent may incorporate or use in the course of performing the Production under this Agreement or the Prior Agreement.

1.12	“Catalent Project Product Code” means the identifying alphanumeric code established by Catalent to identify the Product as set forth in the applicable Plan.

1.13

“Certificate of Analysis” means a document, in the form attached to the Commercial Product Plan, certifying that the Product has met all Product Specifications and the Product was Produced according to CGMPs.

1.14

“Certificate of Compliance” means a document, in the form attached to the Commercial Product Plan, certifying that the Product was manufactured and supplied in compliance with CGMP and such other criteria as identified on such document.

1.15

“CGMP” means those current practices, as amended from time to time, related to the manufacture of biopharmaceuticals and pharmaceuticals as set forth in the FDCA and its counterparts in the EU and such standards of good manufacturing practice as are required by the FDA, the EMA, and such other Regulatory Authorities (as defined herein) as agreed in the applicable Plan, including those regulations set forth in the United States Code of Federal Regulations (Title 21, Parts 210-211), as such regulations may be amended or superseded.

1.16

“Client Confidential Information” means Client’s Confidential Information, which for the avoidance of doubt shall include all information related to the Client Intellectual Property Rights and the Product, including the Bulk Drug Substance, the portions of the Process provided to Catalent by Client, and the Product Specification, whether such Client Confidential Information is created, conceived, or developed by Client or its Affiliates (or on behalf of Client or its Affiliates by a third party) outside of the scope of the Services or by Catalent for Client in the performance of the Services under this Agreement or the Prior CSA.

1.17	“Client Insurance” has the meaning stated in Article 5.

1.18

“Client Intellectual Property Rights” means (a) all patent and any other intellectual property rights (including rights in data and other information) owned or controlled by Client or its Affiliates as of the Effective Date, including intellectual property which claim, cover or relate to the (i) Product, (ii) Client Materials and/or (iii) a method or process relating to the Production of Product; (b) all patent and any other intellectual property rights (including rights in data and other information) created, conceived, developed or acquired by Client or its Affiliates (or on behalf of Client or its Affiliates by a third party) outside of the scope of the Services, including performance of the Production, including intellectual property which claims, covers or relates directly to the (i) Product, (ii) Client Materials and/or (iii) a method or process relating directly to the Production of the Product; and (c) all patent and any other intellectual property rights in all Product Inventions.

CONFIDENTIAL	Page 3 of 48

1.19	“Client Materials” means the Bulk Drug Substance and Client-Supplied Components for use in the Production supplied by Client to Catalent as outlined in the applicable Plan.

1.20	“Client Trademarks” means the proprietary mark(s) for Product owned or controlled by Client as stated in the applicable Plan.

1.21

“Commercial Product Plan” means the document set forth in Exhibit A to this Agreement setting forth information describing the Product and certain standard annexes that further describe activities and standard terms that apply to the Product (and any other applicable products) Produced for Client under the terms of this Agreement. Any changes or additions to the Commercial Product Plan shall be made by written agreement of Catalent and Client. The Commercial Product Plan does not contain any commitment for a Batch. The Commercial Product Plan is incorporated into and forms a part of this Agreement; provided that if there is any conflict between the Commercial Product Plan and the body of this Agreement, the body of this Agreement shall control unless the Commercial Project Plan expressly states the Parties’ intent to supersede a specific term of the Agreement.

1.22	“Component Specifications” means the Specifications for the Components set forth in the applicable Plan including the testing, if any, to be performed for the Components, as set forth in such Plan.

1.23

“Components” means all primary product-contact components (such as vials, plungers, stoppers and syringes) or product-delivery devices (such as secondary devices or injectors) of the type required for Production. All Components will be specified and listed in the applicable Plan and may be identified as either Components supplied by Client (“Client-Supplied Components”) and/or Components supplied by Catalent (“Catalent-Supplied Components”).

1.24

“Confidential Information” of a Party (the “Disclosing Party”) shall mean all information disclosed by or on behalf of the Disclosing Party to the other Party (the “Receiving Party”) or its Affiliates or its and their respective employees, subcontractors, suppliers, agents, distributors, licensees or customers in connection with this Agreement or the Prior CSA or otherwise designated as the Disclosing Party’s Confidential Information hereunder. Confidential Information includes, without limitation, all information concerning the Process, Product Specifications, Client Intellectual Property Rights, Catalent Intellectual Property Rights, Inventions, Price, and Services. The terms of this Agreement are both Parties’ Confidential Information.

CONFIDENTIAL	Page 4 of 48

1.25

“Damages” means any and all costs, losses, claims, actions, liabilities, fines, penalties, costs and expenses, court costs, and fees and disbursements of counsel, consultants and expert witnesses incurred by a Party (including interest which may be imposed in connection therewith).

1.26

“Dedicated Equipment” means the equipment, if any, identified in a Plan that is purchased or otherwise provided by Catalent or Client and exclusively dedicated to use by Catalent in the provision of the Services.

1.27

“Deliverables” means the data, results and materials generated from the performance of the Services under this Agreement, including Batch records, Certificates of Analysis, Certificates of Compliance and drug history records. All Deliverables, excluding Catalent Confidential Process Information, will be deemed to be Customer Confidential Information.

1.28

“DMF” means Drug Master File, a confidential, detailed document submitted by Catalent to the FDA which contains the chemistry, manufacturing, and controls (also known as “CMC”) information for a drug component or product, or similar document submitted to the EMA or other Regulatory Authority.

1.29	“Effective Date” means the date of this Agreement as set forth above.

1.30	“EMA” mean the European Medicines Agency and any successor agency having substantially the same functions.

1.31

“EU” means the European Union and its member states, as constituted from time to time, and in any event, shall also include the United Kingdom notwithstanding any change to its membership status within the European Union.

1.32	“Facility” means the Catalent manufacturing facility located at 1300 South Patterson Drive, Bloomington, Indiana 47403.

1.33	“FDA” means the United States Food and Drug Administration and any successor agency or entity that may be established hereafter.

1.34	“FDCA” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as may be amended or superseded following the Effective Date.

1.35

“Firm Order” means any of the following, each of which shall constitute a commitment by Client to purchase and Catalent to Produce Product: (a) a Rolling Forecast which has been accepted by Catalent in accordance with Section 3.6.1; (b) a Purchase Order that has been confirmed in writing by Catalent and is intended by Client to place an order for Product; or (c) an order for Product set forth in a Project Plan. For clarity, a Purchase Order that is issued by Client against the portion of a Rolling Forecast that meets the requirements of subclause (a) above or a Project Plan shall be deemed to be a Firm Order, irrespective of whether Catalent expressly accepts or confirms such Purchase Order.

CONFIDENTIAL	Page 5 of 48

1.36

“Force Majeure” means causes beyond the reasonable control of a Party (or its Affiliates, suppliers, public utilities, or common carriers) including, without limitation, acts of God (including but not limited to earthquake, tornado or hurricane), a change in laws or regulations, actions of any government or agency thereof (other than arising from a failure to comply with Applicable Laws), war, terrorism, civil commotion, damage to or destruction of production facilities or materials, scientific or technical events, labor disturbances (where such labor disturbance is not within the power of the affected Party to settle) and pandemic or epidemic events.

1.37	“Indemnitee” has the meaning stated in Section 7.3 (“Procedure for Indemnification”).

1.38	“Indemnitor” has the meaning stated in Section 7.3 (“Procedure for Indemnification”).

1.39	“Initial Term” has the meaning stated in Section 10.1 (“Initial Term”).

1.40	“In-Process Data” means electronic files of IPC (in-process control) and IPM (in-process monitoring) data.

1.41

“Inventions” means all innovations, inventions, improvements, original works of authorship, developments, concepts, know-how, data or trade secrets, whether or not patentable, created or conceived pursuant to the performance the Services conducted under this Agreement or the Prior CSA, including the performance of the Production pursuant to a Plan.

1.42	“MAA” means marketing authorization application.

1.43	“Master Batch Record” means, with respect to each Presentation of Product to be Produced hereunder, a formal set of instructions for the Production of each Presentation of such Product.

1.44	“Nonconforming Product” has the meaning stated in Section 4.1 (“Product Conformity”).

1.45	“Non-Defaulting Party” has the meaning stated in Article 10.

1.46	“Party” or “Parties” has the meaning stated in the opening paragraph.

1.47	“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

1.48	“Plan” means a Commercial Product Plan or Project Plan, as applicable.

1.49	“Presentation” means the specific formula and Components used for a Product.

CONFIDENTIAL	Page 6 of 48

1.50	“Price” has the meaning stated in Section 5.1 (“Product Price”).

1.51

“Process” means the process for the formulation, filtration, filling, lyophilization, inspecting, labeling, packaging and testing of the Product using the Product Specifications in accordance with the Master Batch Record, including any improvements thereto from time to time made as a direct result of the Services during the Term of the Agreement.

1.52

“Process Consumables” shall mean materials used as an aid in the Production of Product that do not become part of the finished Product including but not limited to filters, tubing, Product contact disposables, containers, and bags.

1.53	“Produce” means to perform the Process, and “Production” has the correlative meaning.

1.54	“Producer Price Index” means the U.S. Bureau of Labor Statistics Producer Price Index.

1.55	“Product” means formulated Bulk Drug Substance, as listed in Appendix A, in syringes, cartridges, and/or vials packaged as specified in the applicable Plan.

1.56	“Product Availability Date” means the date that Product is to be made available by Catalent to Client or its designated carrier in accordance with the Delivery Terms.

1.57

“Product Invention” means any Invention that relates directly to the Product and uses Client Materials. For the avoidance of doubt, a Product Invention shall include Inventions made solely by employees or contractors of Catalent, solely by employees or contractors of Client or its Affiliates, or jointly by employees or contractors of Catalent and employees or contractors of Client or its Affiliates. All Product Inventions will be deemed to be Client Confidential Information.

1.58	“Product Requirements” has the meaning stated in Section 4.1 (“Product Conformity”).

1.59

“Product Specifications” means, with respect to each Product, the Specifications for the Product, and/or the stability program that are set forth in the Client-specific standard operating procedures and the Master Batch Records. The Product Specifications include all tests that Catalent is required to conduct or cause to be conducted as specified in the applicable Product Plan. The Product Specifications may be modified from time to time only by a written agreement signed by Client and Catalent.

1.60

“Project Invention” means any Invention created or conceived solely by Catalent that relates to generally applicable methods for the formulation, filling, inspecting, labeling, packaging and testing of biological therapeutics, and that does not by necessity incorporate any Client Confidential Information or Client Intellectual Property Rights, nor requires the use of Client Confidential Information. Project Inventions exclude all Product Inventions.

CONFIDENTIAL	Page 7 of 48

1.61

“Project Plan” means all document(s) labeled “Project Plan” that refer to this Agreement, and that are signed by an authorized representative of each Party setting forth the proposed course of action for the Production of Product. A Project Plan may include, without limitation, a description of the Product, Components, Regulatory Authorities and the countries where such Product will be used or sold, Presentations, Bulk Drug Substance, and pricing for Product(s) Produced and Services provided under this Agreement as set forth in Section 3.4.

1.62

“Purchase Order” means a form or document by which orders for Product, Raw Materials, or Dedicated Equipment will be placed by Client; provided, however, that the terms and conditions of this Agreement shall be controlling over any terms and conditions included in any Purchase Order, confirmation or other documentation exchanged by the Parties in connection with such Purchase Order, and any term or condition of such Purchase Order, confirmation or other documentation exchanged by the Parties in connection with such Purchase Order that is different from or contrary to the terms and conditions of this Agreement shall be void. All Purchase Orders shall at a minimum specify (a) the quantity of Product ordered, and (b) requested Product Availability Dates, related to each Catalent Project Product Code. A Purchase Order may also be issued in addition to an executed Project Plan (for example, as a means to facilitate Client’s invoicing and payment systems), but in such cases the absence of a Purchase Order shall not limit or be a condition of either Party’s obligations to fulfill any commitments it has made in the Project Plan.

1.63	“Quality Agreement” means the Quality Agreement for CGMP Products and Services between Catalent and Client effective April 5, 2018, as may be amended from time to time.

1.64	“Quality Disposition” means disposition of Product by Catalent’s Quality Assurance department following Catalent Quality review of executed Batch documentation.

1.65

“Raw Materials” means the materials used in the Production of the Product that may become part of the finished Product such as active pharmaceutical ingredient/Bulk Drug Substance, excipients, media components, and buffer components.

1.66

“Reckless Breach” means a Party’s failure, through act or omission, to perform a material obligation specifically set forth in this Agreement or the Quality Agreement, in each case in reckless disregard of the consequences thereof, and such consequences directly affect the safety, identity, strength, purity, or quality of the Product.

CONFIDENTIAL	Page 8 of 48

1.67	“Regulatory Approval” means all authorizations by the appropriate Regulatory Authority necessary for commercial sale in a jurisdiction.

1.68

“Regulatory Authority” means any national, state, provincial, or local or any foreign or supranational government, governmental, regulatory or administrative authority, agency or commission of any court, tribunal or judicial or arbitral body. “Regulatory Authority” also includes any non-governmental group licensed by an entity described in the preceding sentence to perform inspections, audits and/or reviews.

1.69	“Rolling Forecast” has the meaning stated in Article 3.

1.70

“Safety Data Sheet” or “SDS” is a document that contains information on the potential hazards (health, fire, reactivity and environmental) and how to work safely with the chemical product. It also contains information on the use, storage, handling and emergency procedures all related to the hazards of the material.

1.71

“Services” means all or any part of the activities, including the Production of Product and/or regulatory services for Client, to be performed by Catalent (or any permitted subcontractor) pursuant to this Agreement as further described in the applicable Plan.

1.72

“Specification(s)” means the tests, analytical procedures, and appropriate acceptance criteria that are numerical limits or ranges that establish a set of criteria to which a raw material, component, drug substance or drug product must conform to be acceptable, as set forth in the Commercial Product Plan or, for development services, the applicable Project Plan.

1.73	“Supply Deficiency” means failure by Catalent to Produce and deliver the Batch (or Batches) of Product specified in the relevant Firm Order.

1.74

“Stock Items” means Raw Materials and Components that are used in the performance of Services for Client, and services for other clients of Catalent, including without limitation standard vials, stoppers, and caps. For the avoidance of doubt, Stock Items are Catalent-Supplied Components.

1.75	“Term” has the meaning stated in Section 10.1.

1.76	“Termination Notice Period” has the meaning stated in Section 10.1.

1.77	“Testing Laboratories” means any third party instructed by Catalent and approved in writing by Client to carry out tests on the Bulk Drug Substance and/or the Product.

1.78	“Tests” means the tests to be carried out on the Product (or samples thereof) promptly following delivery of the Product (or samples thereof) to Client, as stated in the applicable Plan.

CONFIDENTIAL	Page 9 of 48

1.79

“Testing Standards and Procedures” means, with respect to each Product Produced hereunder, the written standards and procedures for evaluating compliance with the applicable Product Specifications, as mutually agreed upon in writing by Client and Catalent and incorporated in the applicable Plan.

1.80	“Unit” means an individually packaged dosage form of a Product, including by way of example only, a vial or prefilled syringe, as specified in the applicable Plan.

1.81	“United States” means the fifty (50) states, the District of Columbia and all of the territories of the United States of America.

2.	Sourcing of Materials and Components.

2.1

Delivery of Client Materials. Client, at Client’s sole expense, shall deliver or cause to be delivered the Client Materials as specified in the applicable Plan, all to be delivered to Catalent at least [***] days in advance of the date set forth in the applicable Plan for Production of such Product. Except as may specifically be set forth in the applicable Plan or the Quality Agreement, on receipt of the Bulk Drug Substance and Client-Supplied Components as set forth above, Catalent’s sole obligation with respect to evaluation of the Bulk Drug Substance and Client-Supplied Components shall be to conduct identification testing and to review the accompanying Certificate of Analysis to confirm that the Bulk Drug Substance and Client-Supplied Components (if applicable) conform with the Product Specifications and Component Specifications, respectively.

2.2

Safety Data Sheet. Client shall provide Catalent a Safety Data Sheet for all Client-supplied chemicals (including, if applicable, Bulk Drug Substance) and for each Product. Catalent shall notify Client of any unusual adverse health or environmental occurrence relating to the Product, including, but not limited to any claim or complaint by any Catalent employee or third party that the operations of Catalent pursuant to this Agreement have resulted in any adverse health or safety effect on an employee or third party. Catalent and Client both agree to advise each other immediately of any safety or toxicity problems of which it becomes aware regarding the Product.

2.3	Catalent Obligations Relating to Client Materials. Catalent shall:

2.3.1	at all times use [***] to keep the Client Materials secure and safe from loss or damage;

2.3.2	at all times store and handle the Client Materials under qualified conditions in a secured storage location in accordance with Client’s handling and storage instructions and CGMP;

2.3.3	use the Client Materials solely for the purpose of performing the Services; and

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 10 of 48

2.3.4	not transfer to a third party any part of the Client Materials or the Product, except to Affiliates and permitted subcontractors as may be permitted in the Project Plan.

2.4

Ownership and Risk of Loss; Client Materials and Product. Client shall own and continue to own all right, title and interest in and to Client Materials. Except for liability arising from [***] assumes any and all risk of loss, damage, theft or destruction of Client Materials and Product while the Client Materials and Product are in Catalent’s possession or on Catalent’s premises, and [***] with regard thereto in accordance with Section [***] of this Agreement. Upon termination or expiration of this Agreement, Client shall immediately notify Catalent whether Client shall either (a) reclaim possession of Client Materials and Product; or (b) request destruction of Client Materials and Product by Catalent, each at Client’s sole expense. In the event Client fails to provide Catalent such notice within [***] days following termination of this Agreement, Catalent shall notify Client in writing regarding the potential destruction of Client Materials and Product and then may destroy Client Materials and Product at Client’s sole expense if Client does not within [***] business days following Client’s receipt of such notice request such Client Materials and/or Product be shipped to Client or its designee. Catalent shall invoice Client for all reasonable, documented out of pocket costs incurred as a result of the return or destruction of the Client Materials and Product.

2.5

Vendor and Supplier Audit and Certification. Catalent shall certify and audit all Product-related vendors and suppliers of Catalent-Supplied Components, Raw Materials, and Process Consumables unless the responsibility for such certifications and audits is specifically assumed by Client under the applicable Plan. Client shall certify and audit all vendors and suppliers of Client-Supplied Materials unless the responsibility for such certification and audits is specifically assumed by Catalent under the applicable Plan and Client shall pay for such audits as set forth therein.

2.6	Client-Supplied Components. Client shall supply to Catalent, or cause to be shipped to Catalent, all Client-Supplied Components at Client’s expense.

2.7

Catalent-Supplied Components. Catalent will use [***] to purchase the Catalent-Supplied Components with sufficient lead times and in sufficient quantities to meet Client’s Firm Orders for Product, including additional quantities as necessary for efficient supply chain management practices. Catalent and Client shall review Catalent’s inventory management plan as a routine part of joint governance of the Services in accordance with Section 3.15 (“Business Review Committee”). Client shall reimburse Catalent for the Catalent-Supplied Components as set forth in the applicable Plan. Generation of invoices and payment for Catalent-Supplied Components shall be made in accordance with Section 5.3 (“Payment Terms”) of this Agreement.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 11 of 48

3.	Purchase and Supply of Product; Performance of Services.

3.1

Agreement to Purchase and Supply. Pursuant to the terms and conditions of this Agreement and the applicable Plan, Client shall purchase from Catalent, on a non-exclusive basis, and Catalent shall use [***] to Produce and deliver to Client, the Product. A Firm Order shall constitute a commitment by Client to purchase and Catalent to Produce Product, in each case subject to the terms and conditions of this Agreement and the applicable Plan.

3.2

Performance. Catalent shall diligently perform the Production and other Services, including the delivery of Deliverables and In-Process Data, as provided in the applicable Plan, and shall use [***] to achieve estimated schedules for the performance of Services and amounts of Product. Catalent shall Produce Product and perform the Services in accordance with CGMP or any other Applicable Laws and in accordance with the Product Requirements, including the requirements set forth in the Quality Agreement with respect to applicable regulatory requirements for commercial distribution in each of the Territories. Catalent shall not incorporate into any Product any Catalent Intellectual Property Rights or intellectual property rights of a third party.

3.3

Reproduction, Rework or Reprocessing. If during the Production of any Batch of Product, any reprocessing, rework, or reproduction is required in order to meet the Product Specifications, Catalent shall, at Catalent’s sole expense, conduct such reprocessing, rework, or reproduction in accordance with CGMPs and the BLA or MAA. Any reprocessing, rework, reproduction, or change which is not covered by CGMPs and the BLA or MAA must be approved in writing by Client prior to implementation. To the extent such reprocessing, rework, reproduction, or change is required as a result of the acts or omissions of Client, Client shall be responsible for, and promptly reimburse Catalent for all reasonable, documented costs and expenses incurred in connection with such reprocessing, rework, reproduction, or change.

3.4	Project Plans and Commercial Product Plans.

3.4.1

Plans. For each Product to be Produced, or other Services to be performed, by Catalent hereunder, the Parties shall execute one or more written Project Plan(s) and/or Commercial Product Plan(s) prior to commencement of any work or commitment by Catalent to purchase or supply any Services, Raw Materials or equipment, or reservation of production capacity or schedule slots. Each Plan shall describe the Production and/or other Services with respect to the applicable Product and certain other relevant terms and conditions for performance of the Production and performance of Services by Catalent under this Agreement. In no event shall Catalent be required to schedule the Production of any Product until a Plan for such Product has been approved in writing by both Catalent and Client. Each agreed upon Plan shall be incorporated herein by reference.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 12 of 48

3.4.2

Modification and Plan Scope Changes. From time to time, but no less often than [***] per quarter, the Parties will meet to review and, if necessary, update, by mutual agreement, each Plan. In the event that the Parties agree to update, modify or expand the scope of a Plan, or to formally approve the accumulated minor project changes to a Project Plan as set forth in the following Section, such amended Plan will become part of this Agreement in the manner stated in Section 3.4.1 upon execution of that Plan by an authorized representative of each Party.

3.4.3

Minor Project Changes. The Catalent project manager shall maintain an ongoing log tracking all Client-requested or Catalent-requested minor changes to the activities and items contained in an executed Project Plan. All such minor changes must be approved in writing by the Client and the Catalent project manager. Catalent is authorized to implement (and invoice Client for) all such approved minor changes, provided that if the estimated total value of such tracked changes exceeds [***] percent ([***]%) of the total price of the Project Plan, then a formal Project Plan amendment must be prepared, agreed to, and executed as set forth in the previous Section. For clarity, this Section 3.4.3 does not apply to any Commercial Product Plan, and any changes to a Commercial Product Plan must be agreed to in writing by Client.

3.5

No Amendment of Agreement. In the event that the terms of any Plan are inconsistent with the terms of this Agreement, this Agreement shall control, unless otherwise explicitly agreed to in writing by the Parties. No Plan shall be deemed to amend this Agreement. Upon execution of any Plan, such plan shall be deemed to be incorporated herein and by reference and made a part of this Agreement (subject to the first sentence of this Section).

3.6	Forecasts, Orders and Capacity.

3.6.1

Forecasts. Client may, at Client’s sole discretion, on or about the [***] day of each month, provide to Catalent a written [***] month rolling forecast of Client’s estimated quantities for each Product (the “Rolling Forecast”), which shall, upon Client’s receipt of written notice of acceptance by Catalent, be binding upon Catalent and Client, and shall constitute a Firm Order, as follows:

Until [***]:

3.6.1.1	The first [***] months of the Rolling Forecast shall be firm and binding;

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 13 of 48

3.6.1.2

the next [***] months (or months [***] shall be partially firm and binding, with Client having the ability to decrease the quantities therein by up to [***] percent ([***]%) or increase such quantities by up to [***] percent ([***]%); and

3.6.1.3	the next [***] months (or months [***]) non-binding and solely informational for Catalent’s planning purposes.

Beginning with [***]:

3.6.1.4	The first [***] months of the Rolling Forecast shall be firm and binding;

3.6.1.5

the next [***] months (or months [***] shall be partially firm and binding, with Client having the ability to decrease the quantities therein by up to [***] percent ([***]%) or increase such quantities by up to [***] percent ([***]%); and

3.6.1.6	the next [***] months (or months [***] non-binding and solely informational for Catalent’s planning purposes.

Any Rolling Forecast that is not rejected in writing by Catalent within [***] business days shall be deemed to have been accepted by Catalent.

3.6.2

Purchase Orders. Unless a Purchase Order is submitted with respect to a Firm Order, Client shall not, without the written consent of Catalent, designate a Product Availability Date in such Purchase Order earlier than [***] calendar days from the date Client submits the Purchase Order. For clarity, the Product Availability Date for Firm Orders as described in Section 1.34(a) and (c) shall be as set forth in the corresponding Rolling Forecast or Project Plan, respectively. Upon acceptance of such Purchase Order by Catalent as set forth in Section 3.6.3, Catalent shall supply Client with the quantity of Product ordered by Client by the Product Availability Date. Client will order full Batches based on the expected yield per Batch, as set forth in the applicable Plan. Each Purchase Order must include the requested quantity, the Bulk Drug Substance availability date, the Catalent Project Product Code, Unit or Batch price, and Purchase Order total dollar amount. No other terms or conditions contained in any Client Purchase Order form(s) shall be binding on Catalent. Upon Client’s receipt of Catalent’s confirmation in accordance with Section 3.6.3, such Purchase Order shall become a Firm Order.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 14 of 48

3.6.3

Procedure for Acceptance of Purchase Orders. Within [***] business days following its receipt of a Purchase Order that does not meet the definition of a Firm Order, Catalent shall, if the conditions above are met and Catalent has production capacity available to meet the requested Product Availability Date, provide a written confirmation of acceptance of such Purchase Order setting forth the Product Availability Date for such order. No other terms or conditions contained in any Catalent confirmation or related documentation shall be binding on Client. With respect to Purchase Orders that do not meet the definition of a Firm Order, upon Client’s receipt of the confirmation, and provided that such confirmation is issued within such [***] business day period, such Purchase Order shall become a Firm Order. For clarity, Catalent’s confirmation or other formal acceptance is not required for a Purchase Order submitted with respect to a Firm Order and all such Purchase Orders shall be deemed to be accepted by Catalent.

3.6.4

Delay. If Catalent is unable to meet the Product Availability Date (except when caused by Client’s delay in delivery of Client-Supplied Materials or delays caused by a Component or Raw Material supplier) Catalent shall promptly so notify Client and provide to Client an alternative Product Availability Date which shall not be more than [***] calendar days later than the initial Product Availability Date designated by Client in its Purchase Order. If Catalent does not provide an alternative Product Availability Date that is within that [***] period, Client may cancel, without liability for any cancellation charges, the portion of the Firm Order that Catalent has indicated will not be delivered by the initial Product Availability Date.

3.6.4.1

If Client requests a change in the Product Availability Date for a Batch due to forces beyond Client’s control, such as a delay in the availability of Bulk Drug Substance, Catalent will use [***] to reschedule such Product Availability Date without charge to Client.

3.6.5	Compensation for Unused Production Slot(s) Subject to Firm Order(s).

3.6.5.1

If Client cancels any Firm Order (other than as set forth in Sections 3.6.4, 3.8.1.2, 4.5, 6.1.5, 7.5 and 10.2), Catalent will use [***] to fill any of Client’s unused production slots that are subject to such Firm Order with another customer’s product ordered subsequent to Client’s cancellation. If Catalent is unable to so fill such production slot, then to compensate Catalent for the reserved production capacity and time slot(s) on Catalent’s production schedule, Client shall pay Catalent for all Products that are the subject of such Firm Order (other than Product subject to Section 3.6.4, 3.8.1.2, 4.5, 6.1.5, 7.5 or 10.2) as set forth below in this Section 3.6.5, which shall be Catalent’s sole remedy and Client’s sole liability with respect to such cancellation.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 15 of 48

3.6.5.2	Commencing [***] Client will pay Catalent for cancelled Batches as follows:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

3.7	Storage.

3.7.1

Raw Material and Component Storage. Catalent shall store Raw Materials and Components which are not Stock Items for [***] full calendar months from receipt date of each item, without charge. On the first day of each calendar month thereafter that the Raw Materials and/or Components are stored by Catalent, Catalent shall invoice Client (and Client shall pay) for [***] storage. In no event shall Catalent be required to store any Raw Material or Components for more than [***] days without Catalent’s written consent. For the avoidance of doubt, Catalent shall store Stock Items without charge.

3.7.2

Product Storage. Catalent shall store Products for the [***] which Catalent Quality Disposition for the Products takes place, and for the [***], without charge. On the [***] thereafter that the Products are stored by Catalent, Catalent shall invoice Client (and Client shall pay) for [***] storage. In no event shall Catalent be required to store any Products for more than [***] days without Catalent’s written consent. For purposes of this Section 3.7.2, storage by Catalent of any output from a manufacturing or development activity (such as an engineering batch) shall be subject to storage fees as set forth herein.

3.7.3

Storage Pricing and Off-Site Storage. Catalent shall be permitted to store Product, Raw Materials, and Components in mutually acceptable (as confirmed by the Parties in writing) off-site, third party storage facilities. The applicable Plan may include pricing for storage, and Client agrees to pay for such storage for as long as Product, Raw Materials or Components remain at Catalent’s facility or at a mutually acceptable off-site storage facility. If the applicable Plan does not set forth storage charges, storage shall be charged at Catalent’s storage rates that are in effect at the time the storage occurs.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 16 of 48

3.8	Supply Deficiencies.

3.8.1	Supply Deficiency. If there is a Supply Deficiency, Catalent shall promptly notify Client in writing and Catalent may, in its sole discretion, take one or more of the following steps:

3.8.1.1

utilize suitable production capacity of Catalent or one of its Affiliates (provided that such Affiliate is registered in the applicable BLA or MAA for the Product) not then committed to third party customers; and

3.8.1.2

coordinate and cooperate with Client to reschedule Batches of Product ordered hereunder in order to maximize Catalent’s ability to rectify the Supply Deficiency while minimizing the disruption to any Purchase Order and Firm Order then in force and any commitments to third party customers. Catalent shall notify Client in writing within [***] business days of its initial notice of a Supply Deficiency of Catalent’s new proposed Product Availability Date for each affected order of Product, provided that if such date is not within [***] days of the original Product Availability Date for such order, then Client may cancel such order by written notice to Catalent and shall no further obligation to Catalent with respect to such order or any unused production slots due to such cancellation.

3.8.2

Exclusive Remedy. The provisions of this Section 3.8 (“Supply Deficiencies”) shall be the sole liability of Catalent and sole remedy of Client with respect to any Supply Deficiency, except if the Supply Deficiency is the result of Nonconforming Product(s), in which case Client shall also have the remedies set forth in Article 4. Client shall [***] the Production and/or Firm Order [***] the Production and/or Firm Order [***].

3.9	Changes in Manufacturing.

3.9.1

Changes to Master Batch Records and Product Specifications. Catalent agrees to inform Client promptly (but in any case not later than [***] days) of the result of any regulatory development or other required changes to Product Specifications that materially affect the Production of the Product. Catalent shall notify Client of and require

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 17 of 48

timely written approval from Client for changes to Master Batch Records and Product Specifications prior to the Production of subsequent Batches of Product. Provided that Catalent has provided Client with at least [***] days prior written notice, failure of Client to respond in a timely manner may result in: (i) delay in the Product Availability Date; or (ii) loss of a Production slot in Catalent’s schedule; but in either case shall not relieve Client of its obligations to pay Catalent for all activities described in the applicable Project Plan, including any lost Production slot.

3.9.2

Product-Specific Changes. If facility, equipment, process or system changes are required of Catalent as a result of requirements set forth by the FDA or any other Regulatory Authority, and such regulatory changes apply solely to the Production and supply of one or more Products, then Client and Catalent will review such requirements and, subject to the Parties’ mutual agreement in writing to such regulatory changes, Client shall bear one hundred percent of the reasonable, documented costs thereof.

3.9.3

General Changes. If such regulatory changes apply generally to one or more Products as well as to other products Produced by Catalent for itself or for third parties, then, subject to the Parties’ mutual agreement in writing to such regulatory changes, Client shall pay a pro rata amount of the reasonable cost of such regulatory changes based upon the proportion of time that Facility is dedicated to the Production of Products relative to the Production of such other products.

3.10

Delivery Terms. Product shall be delivered to Client, or to a location designated by Client in the Purchase Order, [***] designated by Client on the shipment request form or applicable Plan, at Client’s expense. [***] shall procure, at its cost, insurance covering damage or loss to the Product during shipping. Risk of loss and title for Product shall pass to [***] of Product.

3.11	Audit; Observation.

3.11.1

[***] upon [***] days prior written notice, Client shall have the right to conduct an audit of that portion of the Facility used in the Production during normal business hours. In the event there have been major quality issues with Product or Production, Client may reasonably require more frequent audits of the Facility. In addition, on reasonable advance notice to Catalent, Client’s employees or representatives may be present at Catalent’s facilities to observe Catalent performing the Services. Notwithstanding the foregoing notice period, for purposes of confidentiality, safety and to avoid the possibility of contamination, if a third party’s product is being manufactured during the time that Client intends to conduct an audit,

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 18 of 48

such audit may be reasonably delayed upon prior written notice to Client. The form, participants and procedures of the audit shall be subject to Catalent’s reasonable prior approval. When conducting an audit, each of Client’s representatives will (a) be subject to a nondisclosure obligation at least as restrictive as the obligations contained in Article 8 (“Confidentiality and Non-Solicitation of Employees”); (b) follow such security and Facility access procedures as reasonably designated by Catalent; (c) be accompanied by a Catalent representative; (d) not enter areas of the Facility at times when any third party’s products are being manufactured to assure protection of the Catalent Confidential Information or the confidential information of a third party; and (e) use [***] to avoid disrupting Catalent’s operations. In addition to an audit by Client, Catalent agrees to reasonably cooperate with applicable Regulatory Authorities and shall permit Product-specific inspections by such Regulatory Authorities.

3.11.2

On reasonable advance notice to Catalent, up to [***] of Client’s employees or representatives may be present at Catalent’s facilities to observe Product Production or other performance of Services, subject to Catalent’s reasonable site rules and regulations.

3.12

Recall. If Client is required to recall any Product because such Product may violate local, state or federal laws or regulations, the laws or regulations of any applicable foreign government or agency or the Product Specifications, or in the event that Client elects to institute a voluntary recall, Client shall be responsible for coordinating such recall. Client shall notify Catalent promptly if any Product is the subject of a recall and provide Catalent with a copy of all documents relating to such recall. Catalent shall cooperate with Client in connection with any recall, at Client’s expense. Client shall be responsible for all of the costs and expenses of such recall. Notwithstanding the foregoing, in the event a recall, product withdrawal or field correction is necessary because [***], Catalent will bear the reasonable costs associated with such recall, product withdrawal or field correction (including but not limited to costs associated with receiving and administering the recalled Product and notification of the recall to those Persons whom Client deems appropriate. Catalent’s liability for costs associated with such recall, product withdrawal or field correction shall not exceed the maximum liability as set forth in Section 7.4.

3.13	Dedicated Equipment.

3.13.1

Selection and Procurement. Catalent shall select and, with Client’s prior written approval, procure the Dedicated Equipment at Client’s sole cost[***]. Catalent shall use [***] to determine whether the Dedicated Equipment conforms to the applicable specifications and will work in the Facility for purpose stated in the Project Plan.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 19 of 48

3.13.2

Use and Storage of Dedicated Equipment. Catalent shall use and store the Dedicated Equipment only in accordance with any written instructions prescribed by Client or the manufacturer of the Dedicated Equipment, and shall perform such routine maintenance and storage for the Dedicated Equipment as is reasonably required by such written instructions and be reimbursed by Client for routine maintenance and storage as set forth in the applicable Plan. All costs for any extraordinary or non-routine maintenance that may be required will be approved in advance by Client, and the applicable Plan will be revised to reflect any additional maintenance costs that may be required during the Term. Except: (i) in connection with such routine maintenance and storage, (ii) as required by the Services; or (iii) as directed in writing by Client, Catalent shall not make any alterations, additions or improvements to the Dedicated Equipment. All alterations, additions or improvements made to the Dedicated Equipment will be at Client’s sole cost and expense.

3.13.3

Ownership and Risk of Loss; Disposition of Equipment. Client shall own and continue to own all right, title and interest in and to any Dedicated Equipment. Client assumes any risk of loss, damage, theft or destruction of the Dedicated Equipment while that Dedicated Equipment is in Catalent’s possession or on Catalent’s premises. Notwithstanding the foregoing, Catalent assumes any risk of loss damage, theft or destruction to the extent resulting from [***]. Upon termination or expiration of this Agreement, Client shall have the right and obligation to, upon reasonable notice, reclaim possession of such Dedicated Equipment at its sole expense (including all costs of disconnection, removal, physical transfer and any subsequent reinstallation and requalification costs). Catalent shall reasonably cooperate with Client to remove and return such Dedicated Equipment to Client in accordance with Client’s written instructions and shall invoice Client for: (i) direct costs incurred; and (ii) any damage other than reasonable wear and tear to the Facility incurred as a result of the use and removal of the Dedicated Equipment. Notwithstanding the above, upon termination or expiration of this Agreement, Client may offer to sell to Catalent, or Catalent may offer to purchase from Client. Neither Catalent nor Client, shall be obligated to make or accept such offers. In the event that Client has not removed the Dedicated Equipment within [***] days after Client’s receipt of Catalent’s written notice that the Dedicated Equipment may be deemed to be abandoned, the Dedicated Equipment shall be deemed to be abandoned and Catalent may dispose of it or use it as it sees fit.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 20 of 48

3.14	Product Testing and DMF.

3.14.1

Testing. Catalent shall test, or cause to be tested by third party testing facilities audited by Catalent and approved by both Parties, in accordance with the Product Specifications, each Batch of Product Produced pursuant to this Agreement before delivery to Client. A Certificate of Analysis for each Batch of Product delivered to Client shall set forth the items tested by Catalent, specifications, and test results. Catalent shall send, or cause to be sent, such certificates along with one (1) copy of the Batch Record Package to Client prior to or at the same time of shipment of Product to Client and within [***] calendar days after the date of fill if such Batch requires no investigations and/or additional testing. For the avoidance of doubt, Client is solely responsible for final release of each lot of the Product.

3.14.2

Stability Testing. At Client’s cost and expense, Catalent or a party selected by Client, may perform all stability testing required to be performed on Production Batches of Product. If performed by Catalent, such testing shall be performed in accordance with the procedures set out in the Client-specific SOPs for the stability protocol and the applicable Plan.

3.14.3

Drug Master File. Catalent shall file and maintain the appropriate DMF and related reference applications (e.g. Facility master file) for its Production of each Product hereunder in accordance with 21 CFR 314.420 and other Applicable Laws, as may be amended from time to time, at Catalent’s expense, and Catalent shall provide all needed rights of reference to Client and its Affiliates and the FDA and the EMA. Catalent shall provide reasonable advance written notice to Client prior to amending any DMF that is referenced in a Client regulatory filing.

3.15	Business Review Committee

3.15.1

Promptly following the Effective Date, the Parties shall establish a business review committee consisting of at least [***] representatives appointed by Client and at least [***] representatives appointed by Catalent (the “Business Review Committee”). The Parties shall appoint representatives to the Business Review Committee who have appropriate experience and seniority and are authorized to make decisions on operational matters. A Party may exchange any or all of its representatives, and shall inform the other Party before such exchange by providing the names of its new representatives on the Business Review Committee.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 21 of 48

3.15.2

The Parties shall have a meeting of the Business Review Committee no less than [***] a year during the first year after the Effective Date and no less than [***] a year during the following years. Any Party may ask for a meeting of the Business Review Committee if an important issue arises, which meeting shall be scheduled promptly.

3.15.3	The Business Review Committee shall discuss any quality, supply, purchasing, and any other issue arising between the Parties relating to the performance of Services under Agreement.

3.15.4	The Business Review Committee is entitled to make final decisions on all operational issues [***]. These operational decisions are binding for both Parties. [***]

3.15.5

If the resolution of an issue cannot be agreed upon by the members of the Business Review Committee, then such issue shall be escalated to the appropriate senior executives of the Parties in accordance with Section 12.7.

3.15.6

For the avoidance of doubt, the Business Review Committee shall have no authority to amend this Agreement or to determine or waive compliance with any provision hereof. Any decisions of the Business Review Committee (or the senior executives to which an issue has been escalated) which constitutes a change of this Agreement is subject to Section 12.6 of this Agreement. Therefore, decided changes cannot become effective before they are properly executed in an amendment pursuant to Section 12.6.

4.	Nonconforming Product.

4.1

Product Conformity. Within [***] calendar days from the date of shipment of both Product and the Batch Record Package to Client, Client shall determine whether such Product conforms to Product Specifications and the Master Batch Record (collectively the “Product Requirements”). If Client believes any shipment of Product (or samples thereof) do not conform to the Product Requirements (“Nonconforming Product”), then Client shall give Catalent written notice thereof as soon as practicable but in no event later than [***] calendar days from the date of shipment of both Product (or samples thereof) and the Batch Record Package and shall, unless otherwise directed by Catalent, return the Product for further testing by Catalent. Failure to provide such written notice and return the Product for further testing by Catalent shall constitute an irrevocable acceptance by Client of such Product and an admission that the Product meets Product Requirements, except as to any Latent Defect. If, after conducting its own testing, Catalent agrees, or it is determined pursuant to Section 4.3 (“Disputes”), that the returned Product fails to meet Product Requirements

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 22 of 48

and, to the extent that such failure is not due (in whole or in part) to acts or omissions of Client before or after delivery of such Product or to a latent defect in a Component that was not discoverable by the exercise of ordinary diligence and reasonable care, the provisions of Section 4.4 (“Nonconforming Product”) shall apply.

4.2

Latent Defect. Client shall have [***] calendar days from the date of discovery of a defect in the Product that could not have reasonably been discovered at the time of Delivery of the Product which the Client believes renders the Product Nonconforming (“Latent Defect”) to reject such delivered Product (in whole or in part) by written notice thereof to Catalent, indicating the Client’s reason(s) for its belief that Product is Nonconforming Product. Such rejection [***]; provided that in no event shall Client reject any Product following the expiry date thereof. The remedies for Product deemed to have a Latent Defect shall be as set forth in Section 4.4. For the avoidance of doubt, a defect that is caused by an event occurring after Delivery of the Product by Catalent shall not be deemed a Latent Defect.

4.3

Disputes. If there is any dispute concerning whether a Product (or a sample thereof) meets the Product Requirements and/or the reasons therefor, the Parties shall designate an independent expert (acting as an expert and not as an arbitrator) to determine whether or not the Product at issue meets the applicable Product Requirements. The decision of such independent expert shall be in writing and shall be binding on both Catalent and Client. The costs of such independent expert shall be borne by the Parties equally; provided, however that the Party that is determined to be incorrect in the dispute shall be responsible for all such costs and shall reimburse the prevailing Party for its share of the costs incurred.

4.4	Nonconforming Product.

4.4.1

In the event a Product is determined to be Nonconforming Product (whether by agreement of Catalent pursuant to Section 4.1 (“Product Conformity”) or by an independent expert pursuant to Section 4.3 (“Disputes”)), all such Nonconforming Product shall be either returned to Catalent or destroyed, at Catalent’s option, and if elected in writing by Client, then Catalent shall replace such Nonconforming Product at its own cost and expense (excluding the cost of Bulk Drug Substance, other Raw Materials, and Components, subject to Section 4.4.3) and shall use [***] to replace such Nonconforming Product in a reasonable time given any commitments to other Catalent clients or contractually obligated capacity constraints.

4.4.2	If Client does not elect to have Catalent replace such Nonconforming Product, or if Client elects such replacement and Catalent cannot replace such Nonconforming Product [***].

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 23 of 48

4.4.3

In the event that such Nonconforming Product arises from [***], Catalent shall also pay, subject to Section 7.4, the cost of the Bulk Drug Substance used to Produce such Product, irrespective of whether Client requests replacement of such Product and, if Client requests replacement of such Product the costs of the other Raw Materials and Components required for such replacement. For clarity, nothing in this Section shall relieve Client of its obligation under this Agreement to pay for Product that meets the Product Requirements.

4.5

Client Termination Right. In the event that Catalent delivers [***] Batches of Nonconforming Product which nonconformance is not the result of (a) acts or omissions of Client or (b) nonconforming Client Materials or a latent defect in a Component that was not discoverable by the exercise of ordinary diligence and reasonable care, Client shall have the right to immediately terminate this Agreement by giving notice to Catalent and shall have no liability to Catalent with respect to any Firm Orders cancelled in connection with such termination.

4.6

Sole Remedy. The provisions of this Article 4 (“Nonconforming Product”) shall be the sole remedies available to Client with respect to Product that fails to meet Product Requirements. For clarity, Catalent’s indemnification obligations under Section 7.2 shall remain in effect with respect to any such Product.

4.7

Non-Conforming Client Materials or Latent Defect in Components. If Product does not meet Product Requirements and cannot be released by Catalent, or Product is rejected by Client, and such Product’s failure to meet the Product Requirements is the result of nonconforming Client Materials or a latent defect in a Component that was not discoverable by the exercise of ordinary diligence and reasonable care, then such non-conformity shall not be deemed the result of the negligence or willful misconduct of Catalent.

5.	Price and Payment.

5.1

Product Price. The price to be paid by Client for Product (“Price”) shall be set forth in the Project Plan, and includes all Process steps and Catalent analytical support set forth in the Commercial Product Plan. No more than [***], Catalent may, at its sole discretion, increase the Price of any Product that is not covered by a Firm Order as of the effective date of the Price increase. The Price increase shall not exceed [***] successor [***]. The Price shall be on a Batch basis. For clarity, the Price applicable to any Batch shall be the Price existing at the time that Client places the Purchase Order for such Batch.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 24 of 48

5.2

Cost Reimbursement. For all pass-through and out-of-pocket costs specified in the applicable Plan (which may include but is not limited to Raw Materials procured by Catalent, Catalent-Supplied Components, filters, containers, Product-contact disposables, and Dedicated Equipment purchased by Catalent) Client shall reimburse Catalent, at Catalent’s cost [***].

5.3

Payment Terms. Catalent shall generate invoices for all fees and cost reimbursements. Invoices for Product will be sent after Catalent’s Quality Disposition of each Batch of Product. Invoices for cost reimbursement will be sent not more than monthly and include reasonable documentation of costs incurred. Client shall pay all invoices (that are not disputed in good faith) within [***] days of the date received by Client. Invoices not disputed within [***] days of receipt shall be deemed accepted and payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature. Accepted invoices that remain unpaid more than [***] days beyond the scheduled payment due date may be subject to an interest charge equal to [***] percent ([***]%) [***], calculated from the scheduled payment due date forward; provided that in no event shall such annual rate exceed the maximum interest rate permitted by Applicable Law in regard to such payments. Such payments when made shall be accompanied by all interest so accrued. Payments may either be made by check or wire transfer of immediately available funds to the account as Catalent may designate from time to time.

5.4	Regulatory Services Price. The price to be paid by Client for regulatory services shall be set forth in a Project Plan.

5.5

Default in Payment Obligations. In addition to all other remedies available to Catalent in the event of a Client default, if Client fails to pay any undisputed invoice as required hereunder, Catalent may refuse all further Purchase Orders, refuse to Produce any Product until Client’s account is paid in full, modify the foregoing terms of payment, place the account on a letter of credit basis, require full or partial payment in advance, suspend deliveries of Product until Client provides assurance of performance reasonably satisfactory to Catalent, and/or take other reasonable means as Catalent may determine. The Parties shall seek to resolve any reasonable payment dispute promptly and in good faith.

5.6	Insurance.

5.6.1

Client Insurance. (a) Client shall maintain, during Client’s conduct of clinical trials with respect to the Product, Clinical Trial Liability that shall cover amounts not less than [***] dollars ($[***]) per claim and in the aggregate, and (b) prior to the first commercial sale of the Product, Client shall procure and maintain, during the Term of this

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 25 of 48

Agreement and for a period [***], Commercial General Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage (collectively (a) and (b), the “Client Insurance”). The Product Liability coverage shall cover amounts not less than [***] dollars ($[***]) per claim and in the aggregate and shall be with an insurance carrier reasonably acceptable to Catalent. Catalent shall be named as an additional insured on the Product Liability coverage and Client promptly shall deliver a certificate of Client Insurance and endorsement of additional insured to Catalent evidencing such coverage. [***] Any deductible and/or self-insurance retention shall be the sole responsibility of Client.

5.6.2

Catalent Insurance. Catalent is, and shall remain during the Term of this Agreement insured for the type of liability that could arise under Section 7.2 (“Catalent Indemnification”) of this Agreement. Such insurance shall include products and completed operations liability insurance with a per occurrence limit of not less than [***] United States Dollars ($[***]) or equivalent covering Catalent’s operations arising out of or connecting with this Agreement, providing coverage for bodily injury and property damage claims. Catalent shall be obligated to maintain product liability insurance obtained by it pursuant to this Section during the Term and after expiration or termination of this Agreement for a period of [***]. Catalent shall provide evidence of such insurance to Horizon upon request.

5.7

Taxes. Unless otherwise indicated in writing by Catalent, all prices and charges are exclusive of any applicable taxes, levies, import duties, Goods and Services Tax (GST), Value Added Tax (VAT), and fees of whatever nature, imposed by or under the authority of any governmental body, all of which shall be paid by Client (other than taxes on Catalent’s net income). Indiana sales tax shall be charged on all applicable transactions unless Client has provided to Catalent a properly completed Indiana Exemption Certificate (Form ST-105). To the extent that Client owns any personal property located at the Facility that is subject to property tax, Catalent may be obligated to report such property and Client shall be obligated to file and pay all applicable Monroe County, Indiana property taxes.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 26 of 48

6.	Representations and Warranties.

6.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

6.1.1	Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

6.1.2

Such Party (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

6.1.3	This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

6.1.4	All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

6.1.5

The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws or regulations and (ii) do not conflict with, or constitute a default under, any contractual obligation of such Party. Catalent has informed Client, and Client acknowledges, that Catalent is a US Government contractor and that in an emergency, Catalent may be obligated to give US Government production requirements over other production orders. If this occurs, it shall not be deemed a breach by Catalent of its representations and warranties under this clause, or under any other section of this Agreement. [***].

6.2	Representations and Warranties of Client. Client further represents and warrants that:

6.2.1

[***], Client has lawful access to and the right to license or sublicense the Client Confidential Information, Client Intellectual Property Rights and Client Materials to Catalent under and in accordance with the terms of this Agreement.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 27 of 48

6.2.2

Client has not received any notice of infringement or misappropriation of any third party intellectual property rights relating to the Client Confidential Information, Client Intellectual Property Rights and Client Materials used by Catalent under this Agreement and, to Client’s knowledge, Client is not subject to any claim of such infringement or misappropriation.

6.2.3

[***] each of the making, having made, use or importation of the Product, the Client Materials and/or Catalent’s use of the Client Materials in accordance with the applicable Plan do not infringe or misappropriate any third party intellectual property rights.

6.2.4

[***] the SDSs for the Client Materials are accurate and the Client Materials are free from all contaminants including, without limitation, virus, bacteria or other vectors. Client will notify Catalent of any new safety or toxicity issues in accordance with Section 2.2.

6.3

Representations and Warranties of Catalent. Catalent represents, warrants and covenants that: (a) the Production shall be performed at the Facility in accordance with Section 3.2 (“Performance”); (b) the Product when made available at Catalent’s shipping docks in accordance with this Agreement and Client’s instructions shall: (i) meet Product Specifications; (ii) be free from defects in material and workmanship; (iii) have been Produced in accordance with the Quality Agreement, CGMP and Applicable Laws; and (iv) shall not be adulterated or misbranded within the meaning of the FDCA; and (c) [***] Catalent does not and shall not employ, contract with or retain any person directly or indirectly to perform Services under this Agreement if such person is debarred under 21 U.S.C. 335a (a) or (b) or other equivalent laws, rules, regulations or standards of any other relevant jurisdiction, and it will immediately disclose in writing to Client if any employee or agent is debarred, or if any action or investigation is pending or[***] threatened, relating to the debarment of Catalent or any person performing services related to this Agreement; and (d) [***]. Catalent’s Production process does not infringe or misappropriate any third party intellectual property rights and Catalent is not subject to any claim or notice of infringement or misappropriation of any third party intellectual property rights relating to its Production process.

6.4

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 6 (“REPRESENTATIONS AND WARRANTIES”) ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 28 of 48

ARISING FROM A COURSE OF DEALING OR USAGE OR TRADE PRACTICE, WITH REGARD TO ANY PRODUCT DELIVERED HEREUNDER, WHETHER USED ALONE OR IN COMBINATION WITH OTHER SUBSTANCES OR NON-INFRINGEMENT OF THE PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY OTHER PERSON.

7.	Indemnification; Limitation of Liability; Waiver of Subrogation.

7.1

Client Indemnification. Client shall indemnify, defend and hold harmless Catalent, its Affiliates, and their directors, officers, employees and agents (collectively, “Catalent Indemnitees”) against any Damages, whether or not foreseeable or in the contemplation of Catalent or Client, that Catalent suffers as a result of any third party claims, third party suits or third party actions arising from: (a) any breach of the representations and warranties set forth in Sections 6.1 (“Mutual Representations and Warranties”) and 6.2 (“Representations and Warranties of Client”); (b) the distribution or use of the Product (including product liability or bodily injury with respect to the Product), except to the extent such loss, damage, costs and expenses are directly caused by Catalent’s breach of Section 6.3 of this Agreement; (c) negligence (active, passive or imputed), gross negligence or willful misconduct of any Client Indemnitee in relation to the use, processing, storage or sale of the Product; or (d) any claims by third parties alleging Catalent’s use of the Client Materials, Client Confidential Information, Client Intellectual Property Rights or the Product Specifications in accordance with this Agreement infringes any rights (including, without limitation, any intellectual or other proprietary rights) of any third party (whether or not Client knew or should have known about such alleged infringement) except to the extent Catalent infringes any rights of any third parties by application of Catalent’s Production techniques or any Catalent Intellectual Property Rights while performing the Services; in each case (a) – (d), except to the extent the Damages are a result of any Catalent Indemnitee’s negligence (active, passive or imputed), gross negligence or willful misconduct or breach of this Agreement.

7.2

Catalent Indemnification. Subject to the limitations set forth in Section 7.4(b), Catalent shall indemnify, defend and hold harmless Client, its Affiliates, and their directors, officers, employees, and agents (collectively, “Client Indemnitees”) against any Damages, whether or not foreseeable or in the contemplation of Client or Catalent, that Client suffers as a result of any third party claims, third party suits or third party actions arising from Catalent’s breach of Section 6.1 (“Mutual Representation and Warranties”) or 6.3 (“Representations and Warranties of Catalent”); or (b) negligence (active, passive or imputed), gross negligence or willful misconduct of any Catalent Indemnitee, except to the extent the Damages are a result of: (a) any Client Indemnitee’s negligence (active, passive or imputed), gross negligence or willful misconduct or breach of this Agreement; or (b) any claims by third parties alleging Catalent’s use of the Client Materials, Client Confidential Information, Client Intellectual Property Rights or the Product Specifications in accordance with this Agreement infringes any rights (including,

CONFIDENTIAL	Page 29 of 48

without limitation, any intellectual or other proprietary rights) of any third party (whether or not Client knew or should have known about such alleged infringement) except to the extent Catalent infringes any rights of any third parties by application of Catalent’s Production techniques or any Catalent Intellectual Property Rights while performing the Services.

7.3

Procedure for Indemnification. A Party (the “Indemnitee”) that intends to claim indemnification under Sections 7.1 (“Client Indemnification”) or 7.2 (“Catalent Indemnification”) shall promptly notify the other Party (the “Indemnitor”) of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other Party represented by such counsel in such proceeding. The indemnity obligations under Sections 7.1 (“Client Indemnification”) and 7.2 (“Catalent Indemnification”) shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, to the extent prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under Sections 7.1 (“Client Indemnification”) and 7.2 (“Catalent Indemnification”) with respect thereto, and the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under Sections 7.1 (“Client Indemnification”) and 7.2 (“Catalent Indemnification”). The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any claim, demand, action or other proceeding covered by this Section 7.3 (“Procedure for Indemnification”).

7.4	Limitation of Liability.

7.4.1

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY UNDER THIS AGREEMENT FOR ANY PUNITIVE DAMAGES OR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR REVENUE) EVEN IF ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

CONFIDENTIAL	Page 30 of 48

7.4.2

In addition, without prejudice or modification to the terms of Sections 7.1 (“Client Indemnification”), 7.2 (“Catalent Indemnification”) and 7.3 (“Procedure for Indemnification”), the liability of each Party to the other Party, its permitted assigns and successors in interest, for any loss suffered by such other Party or its permitted assigns and successors in interest, arising as a direct result of a breach of this Agreement, or of any other liability, including without limitation, misrepresentation and negligence (whether active, passive or imputed), arising out of this Agreement and Production hereunder, including without limitation the production and/or supply of the Product, each Party’s liability shall be limited to the payment of Damages in an amount which shall not exceed an amount equal to [***] for the Batch(es) that gave rise to the liability. Notwithstanding the above, in no event shall Catalent’s total aggregate liability per Product (regardless of presentation) in any calendar year for all claims of all types exceed [***] dollars ($[***]) per Product (regardless of presentation) supplied under this Agreement.

7.4.3	The limitations of liability set forth in this Section 7.4 will not apply to [***].

7.5

Abatement. Notwithstanding anything to the contrary in this Agreement, in the event that Production is held, in a suit or proceeding, to infringe any intellectual property rights of a third party (or to constitute the misappropriation of a trade secret of a third party) and Production is enjoined, or Catalent has an objective basis (confirmed by an opinion of its legal counsel) for believing that it is likely to be found to infringe or constitute a misappropriation, or is likely to be enjoined, then Catalent shall, at its option, either (i) procure the right to continue Production or (ii) modify the Production so that it becomes non-infringing or no longer constitutes a misappropriation, provided that such modification has no adverse effect on Client hereunder; provided, however, that if (i) and (ii) are not reasonably practicable, then either Party shall have the right, in its sole discretion, to terminate this Agreement by giving written notice to the other Party. The termination shall be effective [***] months after the date the notice is given, provided that: (i) Catalent shall not be obligated to continue Production if Production is enjoined; and (ii) if Production is not enjoined and Client requests in writing that Catalent continue Production during such [***] period, Client shall indemnify Catalent for any damages or expenses (including attorney fees) that Catalent incurs as a result of continuing the Production. In addition, if such infringement relates to the application of Catalent’s Production techniques or any Catalent Intellectual Property Rights, then Client shall have no liability with respect to any orders cancelled in connection with such termination.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 31 of 48

7.6

Waiver of Subrogation. All Catalent Supplied Components and equipment (other than Dedicated Equipment owned by Client) used by Catalent in the Production of Product (collectively, “Catalent Property”) shall at all times remain the property of Catalent and Catalent assumes risk of loss for such property until delivery of Product to a common carrier as specified under Section 3.10 (“Delivery Terms”). Catalent hereby waives any and all rights of recovery against Client, or against its directors, officers, employees, agents or representatives, for any loss or damage to Catalent Property to the extent the loss of damage is covered by insurance (whether or not such insurance is described in this Agreement). Client assumes all risk of loss for all Client Materials supplied by Client, Dedicated Equipment owned by Client, and all Product (collectively, “Client Property”), provided that such loss did not arise from [***]. Client hereby waives any and all rights of recovery against Catalent, or against its directors, officers, employees, agents or representatives, for any loss or damage to the Client Property to the extent the loss of damage is covered by insurance (whether or not such insurance is described in this Agreement).

7.7

Limitations an Essential Element of the Agreement. The Parties are willing to enter into this Agreement only in consideration of and in reliance upon the provisions of this Agreement limiting their exposure to loss or liability. Such provisions are an essential part of the bargain underlying this Agreement and have been reflected in the pricing and other consideration specified in this Agreement. Both Parties understand and agree that the exclusion of warranties, limitation of liability and the limitation of remedies allocate risks between the Parties as authorized under Applicable Laws.

8.	Confidentiality and Non-Solicitation of Employees.

8.1

Confidential Information. Each Receiving Party agrees that during the Term of this Agreement and for a period of [***] years thereafter, it will keep the Confidential Information of the Disclosing Party secret and confidential, protect such Confidential Information with at least the same degree of care as it normally exercises to protect is own Confidential Information of a similar nature, respect the Disclosing Party’s proprietary rights therein and make use of and permit to be made use of such information only as necessary to perform its obligations and exercise its rights under this Agreement. The Receiving Party may not disclose or permit the Confidential Information of the Disclosing Party to be disclosed to any third party except as expressly provided herein without the Disclosing Party’s prior written consent.

8.2

Disclosure of Confidential Information. The Receiving Party shall grant access to the Confidential Information of the Disclosing Party only to its Affiliates, subcontractors, suppliers, employees, consultants and contractors and, in the case of Client as the Receiving Party, partners and collaborators, who reasonably need to know such information for purposes such Party’s exercise of its rights or performance of its obligations under this Agreement and who are subject to the written or otherwise legally enforceable obligations of confidentiality with respect to such Confidential Information at least as stringent as those set forth herein.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 32 of 48

8.3	Exceptions to Confidentiality. The obligations of Article 8 shall not apply to Confidential Information to the extent that it:

8.3.1	is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Article 8, generally known or available;

8.3.2	is known by the Receiving Party at the time of receiving such information or the generation of such information hereunder, as shown by contemporaneous written records;

8.3.3	is furnished after the Effective Date to the Receiving Party by a third party, without breach of and not subject to any obligation of confidentiality; or

8.3.4

is independently developed by the Receiving Party without use of or reference to Confidential Information of the Disclosing Party, as shown by independent written records, contemporaneous with such development.

Notwithstanding anything to the contrary in this Article 8, the Receiving Party may disclose the Disclosing Party’s Confidential Information if it is required to be disclosed under any statutory, regulatory, stock exchange or similar legislative requirement or court order, provided, however, that (a) the Receiving Party gives the Disclosing Party prior written notice of such required disclosure and assists the Disclosing Party in its [***] to prevent or limit such disclosure; and (b) the Confidential Information so disclosed otherwise remains the Confidential Information of the Disclosing Party for the purposes of Article 8.

8.4

Return of Confidential Information. Upon any expiration or termination of this Agreement, each Party will use diligent efforts (including without limitation a diligent search of files and computer storage devices) to return or destroy all Confidential Information of the other Party and all copies, summaries, compilations, extracts or other derivatives thereof, except to the extent such Confidential Information is necessary to exercise any right surviving termination of this Agreement. Additionally, each Party will be allowed to keep one archival copy of any Confidential Information of the other Party solely for record keeping and for the purpose of determining its rights and obligations hereunder and subject to this Article 8.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 33 of 48

8.5

Restrictions on Soliciting or Hiring Employees. During the Term of the Agreement and for [***] months after the Agreement terminates or expires, neither Party shall knowingly, directly or indirectly, hire or employ any person who is an employee of the other Party during the Term (or was an employee of the other Party during the preceding [***] months) and directly involved in the Production. Nothing in this Section shall prohibit a Party from hiring or employing candidates that respond to a general advertisement that is not targeted at the other Party’s employees.

8.6

Remedies. Each Party acknowledges and agrees that the other Party may not have an adequate remedy at law for a violation of this Article 8 and therefore shall be entitled to seek enforcement of this Article 8 by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction, and without prejudice to any other rights and/or remedies which may be available to such Party at law or in equity.

8.7

Use of Name. Except as set forth in Section 9.6 (“Trademarks”), neither Party shall use the name or trademarks of the other Party, except to the extent that a Party is permitted to use the Confidential Information of the other Party or required to do so pursuant to this Article 8, without the prior written consent of such other Party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, Client may inform third parties that Catalent is the manufacturer and supplier of Product. Under no circumstances shall either Party state or imply in any promotional material, publication or other published announcement that the other Party has tested or approved any product.

9.	Intellectual Property.

9.1

Disclosure. Subject to the obligations of confidentiality set forth in Article 8 (“Confidential Information”), each Party shall disclose to the other Party any and all Inventions made pursuant to the activities undertaken relating to this Agreement at least quarterly or as may otherwise be agreed to in writing by the Parties.

9.2

Catalent Intellectual Property Rights. Catalent shall solely own all right, title and interest in and to the Catalent Intellectual Property Rights. To the extent that the making, use, sale, or offer for sale, of the Product Produced hereunder or under the Prior CSA by or on behalf of Client or its Affiliates requires a license under the Catalent Intellectual Property Rights, Catalent hereby grants a nonexclusive, royalty-free license under the Catalent Intellectual Property Rights to Client and its Affiliates to make, use, sell, or offer for sale and have such activities done on its behalf (but not to have made or import) the Product and with no right to sublicense. Client shall not, without Catalent’s prior written consent, use the Catalent Intellectual Property Rights for any purpose other than as contemplated herein.

9.3

Client Intellectual Property Rights. Client shall solely own all right, title and interest in and to the Client Intellectual Property Rights. Client hereby grants a nonexclusive, royalty-free, non-sublicenseable license under the Client Intellectual Property Rights (including the Client Confidential Information and

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 34 of 48

Client Materials) to Catalent to the extent necessary to perform the Services. The foregoing license grant shall extend beyond termination or expiration of this Agreement solely as necessary for Catalent to complete the Production of outstanding Purchase Orders and shall otherwise terminate upon termination or expiration of this Agreement. Catalent shall not, without Client’s prior written consent, use the Client Intellectual Property Rights for any purpose other than the performance of Services as contemplated herein.

9.4	Inventions.

9.4.1

All Project Inventions and Catalent Improvements shall be owned by Catalent. To the extent that a Project Invention or Catalent Improvement is patentable, Catalent shall have the right but not the obligation to file, prosecute and maintain any patents or patent applications claiming or covering any Project Invention.

9.4.2

Client shall solely own all right, title, and interest in and to all Product Inventions and Deliverables. Catalent hereby assigns, and to the extent not presently assignable shall assign, all right, title and interest in and to Product Inventions and Deliverables to Client. Client shall have the right but not the obligation to file, prosecute and maintain any patents or patent applications claiming all Product Inventions.

9.4.3

Each Party shall bear the expense of activities relating to its own filing, prosecution and maintenance of any patent or patent applications provided for by this Section 9.4 (“Inventions”). Each Party shall execute all writings or take such acts, at the other Party’s expense, as may be reasonably required for either Party to fully enjoy the rights and licenses granted pursuant to this Section 9.4 (“Inventions”).

9.4.4

The Parties do not anticipate the joint conception or creation of any Inventions. In the event of any jointly conceived or created Invention, other than a Catalent Improvement (which shall be subject to Section 9.4.1), the Parties shall discuss in good faith whether any patent application should be filed with respect to such Invention and the Parties’ respective rights and responsibilities therefor.

9.5

No Implied Licenses. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be construed as granting, by implication, estoppel or otherwise, any licenses or rights under any patents or other intellectual property rights. Only licenses and rights granted expressly herein shall be of legal force and effect.

CONFIDENTIAL	Page 35 of 48

9.6	Trademarks.

9.6.1

Catalent License. Client grants to Catalent a non-exclusive, royalty free license to use the Client Trademarks for the sole purpose of allowing Catalent to fulfill its responsibilities under this Agreement. Such license shall not be transferable in whole or in part.

9.6.2

Client Ownership. Client shall be solely responsible for selecting, registering and enforcing the Client Trademarks used to identify the Product and except as set forth in Section 9.6.1 (“Catalent License”) and shall have sole and exclusive rights in such Client Trademarks.

10.	Term and Termination.

10.1

Initial Term. This Agreement shall be effective on the Effective Date and shall continue for sixty (60) months thereafter (the “Initial Term”), unless earlier terminated in accordance with the terms of this Agreement. This Agreement will be renewed automatically for two (2) additional twenty-four (24) month periods commencing at the expiration of the Initial Term and any extensions thereof unless either the Client or Catalent terminates the Agreement by giving the other party written notice of intent to terminate at least twenty-four (24) months prior to the expiration of the Initial Term or any extension thereof (the “Termination Notice Period”). The Initial Term as may be extended is referred to herein as the “Term.”

10.2	Termination for Breach.

10.2.1

Generally. Except as provided in Section 10.2.2 (“Exhaustion”), the failure by either Party (the “Defaulting Party”) to comply with any of the Defaulting Party’s material obligations under this Agreement shall entitle the other Party (the “Non-Defaulting Party”) to give to the Defaulting Party notice specifying the nature of the default and requiring the Defaulting Party to cure such default. If such default is not cured within fifteen (15) days (in the case of a payment default) or thirty (30) days (in the case of a non-payment default) after the receipt of such notice (or, if such default reasonably cannot be cured within such period or if the Defaulting Party shall not commence and diligently continue actions to cure such default during such period), the Non-Defaulting Party shall be entitled, without prejudice to any of the other rights conferred on it by this Agreement or available to it at law, in equity or under this Agreement, to terminate this Agreement (and, if Client is the Non-Defaulting Party, any then-outstanding Firm Orders) by giving further notice to the Defaulting Party, to take effect immediately upon delivery thereof. The right of either Party to terminate this Agreement, as provided in this Section 10.2.1 (“Generally”), shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

10.2.2

Exhaustion. No default based on a claimed failure of any Product to conform to the Product Specifications shall be the subject of a notice under Section 10.2.1 (“Generally”) until and unless all procedures and remedies specified in Article 4 (“Nonconforming Product”) shall have first been exhausted. Furthermore, no inability by either Party to perform caused by an event of Force Majeure shall be the subject of a notice under Section 10.2.1 (“Generally”).

CONFIDENTIAL	Page 36 of 48

10.3	Termination for Insolvency. Subject to any limitations imposed by Applicable Laws, either Party shall have the right to terminate this Agreement by giving notice to the other Party in the event that:

10.3.1

Such other Party shall have: (i) voluntarily commenced any proceeding or filed any petition seeking relief under the bankruptcy, insolvency or other similar laws of any jurisdiction, (ii) applied for, or consented to, the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property, (iii) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding, (iv) made a general assignment for the benefit of creditors of all or substantially all of its assets, (v) become unable generally, or admitted in writing its inability, to pay all or substantially all of its debts as they become due, or (vi) taken corporate action for the purpose of effecting any of the foregoing; or

10.3.2

An involuntary proceeding shall have been commenced, or any involuntary petition shall have been filed, in a court of competent jurisdiction seeking: (i) relief in respect of such other Party, or of its property, under the bankruptcy, insolvency or similar laws of any jurisdiction, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for such other Party or for all or substantially all of its property, or (iii) the winding-up or liquidation of such other Party; and, in each case, such proceeding or petition shall have continued undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall have continued unstayed, unappealed and in effect for thirty (30) days.

10.4	Consequences of Termination.

10.4.1

Payments Upon and After Termination. Upon expiration or termination of this Agreement Client shall pay Catalent for all work completed subject to and in accordance with the terms of this Agreement and, if the Agreement was not terminated by Client pursuant to Section 10.2, all Firm Orders (including all binding Purchase Orders) that are in place as of the date of termination. All such payments shall be made within [***] days of Client’s receipt of a correct invoice therefor from Catalent. For clarity, if Client terminates this Agreement pursuant to Section 10.2, then Client shall have no liability to Catalent with respect to any orders cancelled in connection with such termination. Any payments to be made under this Section 10.4.1 shall be offset against any credits in Client’s account, and any amounts remaining after such offset shall be promptly reimbursed to Client.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 37 of 48

10.4.2

Services During Termination Notice Period. Except if Catalent terminates this Agreement pursuant to Section 10.2 or 10.3, during the Termination Notice Period, Catalent shall Produce all Product that is subject to all Firm Orders in accordance with this Agreement and deliver such Product to Client. For the avoidance of doubt, this Agreement shall remain in full force and effect during the Termination Notice Period.

10.5	Accrued Rights; Surviving Obligations.

10.5.1

Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination or expiration. Such termination or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

10.5.2

Surviving Obligations. All of the Parties’ respective rights and obligations under (a) Sections 1 (“Definitions”), 2.3 (“Catalent Obligations Relating to Client Materials”), 2.4 (“Ownership and Risk of Loss; Client Materials and Product”), 3.12 (“Recall”), 3.14 (“Product Testing and DMF”), 4 (“Nonconforming Product”), 5.1 (“Product Price”), 5.2 (“Cost Reimbursement”), 5.3 (“Payment Terms”), 5.6 (“Insurance”), 6 (“Representations and Warranties”), 7 (“Indemnification; Limitation of Liability; Waiver of Subrogation”), 8 (“Confidentiality and Non-Solicitation of Employees”), 9 (“Intellectual Property”), 10.4 (“Consequences of Termination”), 10.5 (“Accrued Rights; Surviving Obligations”), 11.7 (“Records”), 11.9 (“Ownership of Regulatory Filings”), and Article 12 (“Miscellaneous”) (except for Sections 12.12 (“Subcontracting”) through and including 12.16 (“Importer of Record”) of this Agreement, and (b) Sections 2 (“Overall Responsibilities”), 3 (“Definitions”), and Section 5 (“Specific Responsibilities”) items 4.3, 4.10, 6, 8, 9, 11.2, 11.3, 14, 15 and 16 of the Quality Agreement shall survive termination, relinquishment or expiration of this Agreement.

10.5.3

On or before the effective date of any termination or expiration, Catalent shall promptly transfer to Client all compounds or other materials and supplies provided to Catalent by or on behalf of Client, including any Bulk Drug Substance, and all information in its possession and used in connection with the development and manufacture of the Product.    Notwithstanding the above, Catalent may retain originals or copies (as the case may be) of information related to the manufacture of the Product for quality, regulatory, or record keeping purposes, subject to Article 8.

CONFIDENTIAL	Page 38 of 48

11.	Regulatory.

11.1	Permits. Each Party shall be responsible, at its own expense, to obtain and maintain all permits and licenses required for it to carry out its obligations hereunder.

11.2

Regulatory Approvals. Client will advise Catalent of document requirements in support of NDA and/or BLA and similar applications required of foreign governments and agencies that relate to the Services, including amendments, license applications, supplements and maintenance of such. Catalent will provide documents and assist Client in preparation of submissions to Regulatory Authorities (both U.S. and foreign) designated by Client in support of Client’s NDAs and/or BLAs, similar applications required of foreign governments and licenses. All regulatory submission preparation and maintenance performed by Catalent for Client shall be specified in a Project Plan or Commercial Product Plan for regulatory services.

11.3

Compliance with CGMPs; Monitoring of Records. If and as required by a Project Plan, Catalent shall monitor and maintain records respecting its compliance with CGMPs in the manner provided by the Quality Agreement, including the process of establishment and implementation of the operating procedures and the training of personnel as are reasonably necessary to assure such compliance.

11.4

Regulatory Authority Inspections. At Client’s request, Catalent will authorize Regulatory Authorities to review related applications on Client’s behalf. Catalent will notify Client within [***] business days of all contacts with Regulatory Authorities (both written and verbal) related to each Product. Catalent shall inform Client of the result of any regulatory inspection which directly affects the Production of a Product, including any notice of inspection, notice of violation or other similar notice received by Catalent affecting Production, Facility, testing, storage or handling of a Product. In the event of an FDA inspection which directly involves a Product, Client shall be immediately informed of the issuance of the Notice of Inspection (FDA Form 482). In the event that there are inspectional observations (FDA Form 483), Client shall be informed immediately and shall have the opportunity to review and provide Catalent with comments to Catalent’s response. Client shall provide its comments to the response of these observations within [***] business days. The contents of Catalent’s response shall be determined by Catalent in its sole discretion. Catalent shall provide Client with a copy of Catalent’s response as provided to such Regulatory Authority as set forth in the Quality Agreement.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 39 of 48

11.5

Regulatory Communications and Correspondence. Except as provided in Section 11.4 (“Regulatory Authority Inspections”), any and all other communications from and to the FDA or other Regulatory Authorities related to the Production of the Product at the Facility shall be handled in accordance with the terms and conditions of the Quality Agreement, or as otherwise agreed in writing by Catalent and Client.

11.6

Regulatory Filings and Maintenance. Client shall be solely responsible for preparing and submitting to the FDA all documents necessary for the Regulatory Approval of Product including adverse drug experience reports, field alert reports, periodic reports and applications for renewals, variations, supplements and amendments. Catalent shall prepare and maintain all manufacturing files, certificates, authorizations, data and other records that directly pertain to the Production of the Product, as further set forth in the Quality Agreement or as otherwise agreed in writing by Catalent and Client.

11.7

Records. Catalent shall maintain the records required by the terms and conditions of the Quality Agreement, or as otherwise agreed to in writing by Catalent and Client in a Project Plan. Catalent agrees that, in response to any complaint, or in the defense by Client of any litigation, hearing, regulatory proceeding or investigation relating to the Production of Product, Catalent shall use [***] to make available to Client (during normal business hours and upon reasonable prior written notice) such Catalent employees and records as may be reasonably necessary to permit the effective response to, defense of, or investigation of such matters, subject to appropriate confidentiality protections. Client shall reimburse Catalent for all reasonable, documented costs and expenses incurred by Catalent in connection with the performance of Catalent’s obligations under the immediately preceding sentence, except to the extent that such litigation, hearing, regulatory proceeding or investigation arises from Catalent’s breach of this Agreement, gross negligence or willful misconduct.

11.8

Notification. Each Party shall promptly notify the other of new regulatory requirements of which it becomes aware that are relevant to the Production of a Product under this Agreement and that are required by the FDA, any other applicable Regulatory Authority or other Applicable Laws or governmental regulations. The Parties shall confer with each other with respect to the best means to comply with such requirements.

11.9

Ownership of Regulatory Filings. Client shall be the sole owner of all regulatory filings and all governmental approvals obtained by Client from any Regulatory Authority with respect to the Product. Notwithstanding the foregoing, and for the avoidance of doubt, all rights in and to Catalent Intellectual Property Rights and Catalent Confidential Information shall remain entirely vested in Catalent.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 40 of 48

12.	Miscellaneous.

12.1

Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, either Party may, without the prior consent of the other Party, assign this Agreement to its Affiliate(s) or to the successor entity in connection with a merger or acquisition, or to an entity acquiring substantially all of the product line or business operations of the assigning Party to which this Agreement pertains, provided that such Affiliate, successor or acquiring entity will expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any purported assignment not in compliance with this Section 12.1 (“Assignment”) shall be void.

12.2

Severability. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, it shall be severed from this Agreement, and the remainder of the provisions of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by Applicable Law, and the Parties will negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent,.

12.3

Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by internationally recognized express courier, such as Federal Express or DHL, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the address or in accordance with this Section 12.3 (“Notices”) and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Catalent:

Catalent Indiana, LLC

1300 South Patterson Drive

Bloomington, Indiana 47403

Attention: [***]

E-Mail: [***]

With a copy to:

Catalent Pharma Solutions, LLC

14 Schoolhouse Road

Somerset, NJ 08873

Attention: [***]

E-Mail: [***]

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 41 of 48

If to Client:	Horizon Pharma Ireland Limited
Connaught House
1 Burlington Road, Dublin 4
Ireland
Attention: [***]
E-Mail: [***]

With a copy to:

Horizon Pharma, Inc.

150 S. Saunders

Lake Forest, Illinois

United States of America

Attn: General Counsel

Tel:[***]

E-Mail: [***]

12.4	Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the [***].

12.5

Venue, Jurisdiction. Any action or proceeding brought by either Party seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against either Party in the courts of the State of Delaware. Each Party (a) hereby irrevocably submits to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of any United States District Court in the State of Delaware, for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by any Party or its successors or assigns, (b) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction that may be called upon to grant an enforcement of the judgment of any such Delaware state or federal court.

12.6

Entire Agreement. This Agreement and the Quality Agreement constitutes the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, representations, commitments and writing in respect thereof, including the Prior CSA. For clarity, such termination of the Prior CSA does not release either Party from any liability or obligation, or affect either Party’s rights or remedies, accruing thereunder prior to the Effective Date. No amendment or addition to this

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 42 of 48

Agreement shall be effective unless reduced to writing and executed by an authorized representative of each Party. In the event of a conflict between the provisions of this Agreement and the provisions of any exhibits or attachments hereto, including any Plan, the provisions of this Agreement shall govern.

12.7	Attempts to Amicably Resolve Disputes.

12.7.1

To avoid litigation and to resolve any conflicts that arise during the performance of the Services or thereafter, Catalent and Client agree that, prior to the commencement of litigation by either Party, the Parties shall engage in executive mediation. Either Party may seek executive mediation by delivering a written request for such mediation to the other. Delivery of such request may be made by hand or by electronic mail. The request shall be addressed to the following individuals:

Catalent: [***]

Client: [***]

12.7.2

Within [***] business days of the delivery of such request, each Party shall appoint a company executive who is not directly involved in the dispute to meet with the other Party’s company executive for the purpose of resolving the dispute. No later than [***] business days of their appointment, the two executives shall meet to consider the dispute. They may request such information as either deems necessary and may meet jointly or separately with party representatives involved in the dispute. The two appointed executives shall use good faith efforts to reach a resolution of the dispute.

12.7.3	If a resolution is reached, it shall be reduced to writing and shall be final and binding on the Parties.

12.7.4

If the two executives cannot reach agreement within [***] business days of their initial meeting, unless the two executives agree to additional review time, either Party may thereafter pursue any remedy at law or in equity.

12.7.5

Notwithstanding anything herein to the contrary, each Party shall have the right at any time to seek injunctive relief or a temporary restraining order or the like from any court of competent jurisdiction at any time as it may deem prudent to protect its Confidential Information and intellectual property rights.

12.8

Waiver. No waiver of any rights shall be effective unless consented to in writing by the Party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 43 of 48

12.9

Independent Contractors. Catalent and Client each acknowledge that they shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, agency or any type of fiduciary relationship. Neither Catalent nor Client shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.

12.10

Affiliate(s). Any licenses granted under this Agreement by a Party will be deemed to be granted both to the other Party and the other Party’s Affiliate(s). Catalent shall cause its Affiliate(s) involved in the provision of the Services to comply fully with the provisions of this Agreement to the extent such provisions specifically relate to, or are intended to specifically relate to, its Affiliate(s), as though such Affiliate(s) were expressly named as joint obligors hereunder. Each Party will be responsible for all acts and omissions of its Affiliates as if they were such Party hereunder.

12.11

Counterparts/Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures exchanged electronically or by .pdf shall have the same force and effect as original signatures.

12.12

Subcontracting. Catalent shall not subcontract any of its obligations hereunder except with Client’s prior written consent. Catalent will ensure that each such subcontractor agrees to be bound by obligations similar to those contained herein, including without limitation the obligations set forth in Sections 8 and 9. Catalent will be responsible for all acts and omissions of its subcontractors as if they were Catalent hereunder.

12.13

Force Majeure. Neither Party shall be liable for failure to perform its obligations under this Agreement (or for a delay in the performance of such obligations), and neither shall be deemed in breach of its obligations, if such failure or delay is due to Force Majeure. In event of Force Majeure, the Party affected thereby shall promptly notify the other Party and use [***] to cure or overcome the same and resume performance of its obligations hereunder. If an event of Force Majeure continues and causes a Party to delay its performance of its obligations for more than [***] days, then the other Party shall have the right upon written notice to terminate this Agreement without any liability to the other Party (including for any Firm Orders cancelled in connection with such termination).

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 44 of 48

12.14

Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title XI of the United States Code (“Title XI”), licenses of rights to “intellectual property” as defined in Title XI. If a Party seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), the other Party hereby elects, pursuant to Section 365(n) of Title XI, to retain all rights granted to it under this Agreement to the extent permitted by Applicable Law.

12.15

Exporter of Record. Client shall be the exporter of record for any Product shipped out of the United States. Client warrants that all shipments of Product exported from the United States will be made in compliance with all export laws and regulations and all applicable import laws and regulations of the country of importation. Client shall be responsible for obtaining any licenses or government authorization(s) necessary for exportation from the United States, and for ensuring that all domestic and international shipments are made in accordance with all Applicable Laws and regulations, including but not limited to Department of Transportation and Department of Homeland Security regulations related to transportation of biological agents. Client’s designated carrier and freight forwarder shall solely be Client’s agent. Client shall select and pay the freight forwarder and such designated freight forwarder shall solely be responsible for preparing and filing any relevant declarations or other documents required for the export. Client shall bear all costs and expenses associated with this Section 12.15 (“Exporter of Record”).

12.16

Importer of Record. In the event any material or equipment to be supplied by Client, including without limitation Client-Supplied Components and Bulk Drug Substance, is imported into the United States for delivery to Catalent (“Imported Goods”), such Imported Goods shall be imported DDP Bloomington, IN (Incoterms 2010). Client shall be deemed to be the “Importer of Record” of such Imported Goods. As the Importer of Record, Client shall be responsible for all aspects of the Imported Goods including, without limitation (a) payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the importation and delivery of the Imported Goods, and (b) keeping all records, documents, correspondence and tracking information required by Applicable Laws, rules and regulations arising out of or in connection with the importation or delivery of the Imported Goods.

12.17

Quality Agreement. The safety, quality control, and quality assurance aspects of the Services shall be pursuant to the Quality Agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Quality Agreement, the provisions of this Agreement shall govern; provided that in the event of a conflict between this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with CGMP and all other regulatory obligations as they pertain to the Product, the provisions of the Quality Agreement shall govern. The Quality Agreement is subject to the terms of this Agreement and, accordingly, any material breach of the Quality Agreement shall be deemed to be a material breach of this Agreement.

CONFIDENTIAL	Page 45 of 48

12.18

Construction; Captions. Each Party acknowledges that it participated in the negotiation and preparation of this Agreement and that it had the opportunity to consult with an attorney of its choice in connection therewith. Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have drafted the Agreement or authorized the ambiguous provision. Capitalized terms defined in the singular shall include the plural and vice versa. The terms “includes” and “including” mean “includes, without limitation,” and “including, without limitation,” respectively. “Shall” and “will” are synonyms. “Or” is used in the inclusive sense (“and/or”) unless the context clearly requires otherwise. Titles, headings and other captions are for convenience only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives to be effective as of the Effective Date.

Catalent Indiana, LLC		Horizon Pharma Ireland Limited

By:	/s/ Authorized Signatory	By:	/s/ Alan Mac Neice
[***]		Name:	Alan Mac Neice
		Title:	Director

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 46 of 48

APPENDIX A

(Products)

1)	Teprotumumab

CONFIDENTIAL	Page 47 of 48

Exhibit A

Commercial Product Plan

[***]

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
CONFIDENTIAL	Page 48 of 48